CHANGE IN CONTROL SEVERANCE AGREEMENT

As Amended and Restated

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”) entered into this 17th day of December 2007 (“Effective Date”), by and between Irwin Bank, Irwin, Pennsylvania (the “Bank”), and Raymond G. Suchta (the “Employee”).

WHEREAS, the Employee is currently employed by the Bank as Senior Vice President and Chief Financial Officer and is experienced in all phases of the business of the Bank; and

WHEREAS, the parties desire by this writing to set forth the continuing rights and responsibilities of the Bank and Employee if the Bank should undergo a change in control (as defined hereinafter in the Agreement) after the Effective Date.

NOW, THEREFORE, it is AGREED as follows:

1.          Employment. The Employee is employed in the capacity as the Senior Vice President and Chief Financial Officer. The Employee shall render such administrative and management services to the Bank and IBT Bancorp, Inc. (the “Parent”) as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Employee’s other duties shall be such as the Board of Directors for the Bank (the “Board of Directors” or “Board”) may from time to time reasonably direct, including normal duties as an officer of the Bank.

2.          Term of Agreement. The term of this Agreement shall be for the period commencing on the Effective Date and ending three years thereafter (“Term”). Additionally, on, or before, each annual anniversary date from the Effective Date, the Term of this Agreement may be extended for up to an additional one year period beyond the then effective expiration date upon a determination and resolution of the Board of Directors that the performance of the Employee has met the requirements and standards of the Board, and that the Term of such Agreement shall be extended.

3.	Termination of Employment in Connection with or Subsequent to a Change in Control.

(a)       Notwithstanding any provision herein to the contrary, in the event of the termination of Employee’s employment during the Term of this Agreement, absent Just Cause, in connection with, or within twenty-four (24) months after any Change in Control of the Bank or the Parent, Employee shall be paid an amount equal to the product of one (1) times the Employee’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder. Said sum shall be paid in one (1) lump sum as of or immediately prior to such date of termination of employment, and such payments shall be in lieu of any other severance payments which the Employee would be otherwise entitled to receive from the Bank or Parent. Additionally, the Employee and his or her dependents shall remain eligible to participate in the medical and dental insurance programs offered by the Bank to its employees through the remaining term of the Agreement, but in no event for a period of less than eighteen months; provided that the Employee shall reimburse the Bank or any successor entity for the COBRA costs associated with continuation of such insurance coverage. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Employee by the Bank or the Parent shall be deemed an “excess parachute payment” in accordance with Section 280G of the Code and would subject the Employee to the excise tax provided at Section 4999(a) of the Code. The term “control” shall refer to the ownership, holding or power to vote more than 25% of the Bank’s or Parent(s outstanding voting stock by any person, the control of the election of a majority of the Bank’s or Parent(s directors, or the exercise of a controlling influence over the management or policies of the Bank or Parent by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (“Exchange Act”). The term “person” means an individual other than the Employee, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein, other than the Employer or Parent. The provisions of this Section 3(a) shall survive the expiration of this Agreement occurring after a Change in Control.

(b)       Notwithstanding any other provision of this Agreement to the contrary, except as provided at Sections 4(b), 4(c), 4(d) and 5, Employee may voluntary terminate his employment during the Term of this Agreement following a Change in Control of the Bank or Parent, and Employee (or his estate in the event of death after a Change in Control but prior to payment) shall thereupon be entitled to receive the payment described in Section 3(a) of this Agreement, upon the occurrence, or within ninety (90) days thereafter, of any of the following events, which have not been consented to in advance by the Employee in writing: (i) if Employee would be required to move his personal residence or perform his principal executive functions more than thirty-five (35) miles from the Employee’s primary office as of the signing of this Agreement; (ii) if in the organizational structure of the Bank, Employee would be required to report to a person or persons other than the President or the Board of Directors of the Bank; (iii) if the Bank should fail to maintain the Employee’s base compensation as in effect as of the date of the Change in Control and existing employee benefits plans, including material fringe benefit, and retirement plans, except to the extent that such reduction in benefit programs is part of an overall adjustment in benefits for all employees of the Bank and does not disproportionately adversely impact the Employee; (iv) if Employee would be assigned duties and responsibilities other than those normally associated with his position as referenced at Section 1, herein; or (vi) if Employee’s responsibilities or authority have in any way been materially diminished or reduced.

Notwithstanding the foregoing, in the event of the Employee’s Termination of Employment under this Section 3(b), the Bank will have a period of 30 calendar days following notice from the Employee during which period the Bank may remedy the condition, and thereby not be required to pay the amount due to the Employee under Section 3(a) and such Termination of Employment shall not be deemed effective.

The provisions of this Section 3(b) shall survive the expiration of this Agreement occurring after a Change in Control.

4.	Other Changes in Employment Status.

(a)       Except as provided for at Section 3, herein, the Board of Directors may terminate the Employee’s employment at any time with or without Just Cause within its sole discretion. This Agreement shall not be deemed to give the Employee any right to be retained in the employment or service of the Bank or to interfere with the right of the Bank to terminate the employment of the Employee at any time. Except as detailed at Section 3, herein, the Employee shall have no right under this Agreement to receive compensation or other benefits for any period after Termination of Employment with or without Just Cause. Termination for “Just Cause” shall include termination because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.

(b)       If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

(c)       If the Bank is in default (as defined in Section 3(x)(1) of FDIA) all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(d)       Notwithstanding anything herein to the contrary, any payments made to the Employee pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC ‘1828(k) and any regulations promulgated thereunder.

5.          Suspension of Employment. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), the Bank’s obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may within its discretion (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate any of its obligations which were suspended.

6.	Successors and Assigns.

(a)       This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

(b)       The Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

7.          Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

8.          Applicable Law. This agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the Commonwealth of Pennsylvania, except to the extent that Federal law shall be deemed to apply.

9.          Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

10.        Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) or other mutually agreeable alternative dispute resolution entity nearest to the home office of the Bank and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. The Bank shall reimburse Employee for all reasonable costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, following the delivery of the decision of the arbitrator finding in favor of the Employee. Further, the settlement of the dispute to be approved by the Board of the Bank or the Parent may include a provision for the reimbursement by the Bank to the Employee for all reasonable costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, or the Board of the Bank or the Parent may authorize such reimbursement of such reasonable costs and expenses by separate action upon a written action and determination of the Board following settlement of the dispute. The provisions of this Section 10 shall survive the expiration of this Agreement.

11.        Entire Agreement. This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto and shall supercede all prior agreements with respect to the matters set forth herein.

12.	Compliance With Section 409A.

(a)       Notwithstanding anything herein to the contrary, if it is determined by the Bank or the Parent in good faith that such Employee shall be a (specified employee( in accordance with Section 409A of the Code and regulations promulgated thereunder, and if the payment under Section 3(a) does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4) (or any similar or successor provisions), and that such payments to be made to such Employee are subject to such limitations at Section 409A of the Code and regulations promulgated thereunder, any payments to be made in accordance with this Agreement shall not be made prior to the date that is 184 calendar days from the date of the Employee(s Termination of Employment, or such later date as may be necessary, so that such payments, when made, will not result in the requirement for the Employee to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code. The provisions of this Section 12 shall survive the expiration of this Agreement.

(b)       “Termination of Employment” shall have the same meaning as “separation from service”, as that phrase is defined in Code Section 409A (taking into account all rules and presumptions provided for in the Code Section 409A regulations).

(c)	Notwithstanding the six-month delay rule set forth in Section 12(a) above:

(i)        To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) (or any similar or successor provisions), the Bank will pay the Employee an amount equal to the lesser of (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Employee’s Termination of Employment occurs, and (2) the sum of the Employee’s annualized compensation based upon the annual rate of pay for services provided to the Bank for the taxable year of the Employee preceding the taxable year of the Employee in which his Termination of Employment occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not had a Termination of Employment); provided that amounts paid under this Section 12(c) must be paid no later than the last day of the second taxable year of the Employee following the taxable year of the Employee in which occurs the Termination of Employment and such amounts paid will count toward, and will not be in addition to, the total payment amount required to be made to the Employee by the Bank under Section 3(a); and

(ii)       To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10) days of the Termination of Employment, the Bank will pay the Employee an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Employee’s Termination of Employment; provided that the amount paid under this Section12(c) will count toward, and will not be in addition to, the total payment amount required to be made to the Employee by the Bank under Section 3(a).

(d)       Upon a termination of the Agreement, the Employee may receive a lump sum payment immediately paid to the Employee (without regard to any actual Termination of Employment), provided, however, any such distributions to be made in accordance with this Section 12(d) shall comply with the requirements and limitation under Section 409A of the Code, including that such lump-sum distribution shall only be made: (1) within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Bank or Parent, or change in the ownership of a substantial portion of the assets of the Bank or Parent as described in Section 409A(a) (2)(A)(v) of the Code and Treas. Reg. §1.409A-3(i)(5) (or any similar or successor provisions), provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all of the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Employee and all participants under similar arrangements shall receive all amounts of deferred compensation under such terminated agreements within twelve (12) months of the termination of the arrangements; (2) Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Employee’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or (3) Upon the Bank’s termination of this and all other separation pay plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new separation pay plans for a minimum of three (3) years following the date of such termination.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first hereinabove written.

ATTEST:	IRWIN BANK

/s/ Margaret P. O’Neal

	By:	/s/ Charles G. Urtin
Charles G. Urtin President

WITNESS:

/s/ Margaret P. O’Neal		/s/ Raymond G. Suchta
Raymond G. Suchta Employee